Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

ConAgra Foods, Inc.:

We consent to the incorporation by reference in the Registration Statement No. 333-192440 on Form S-3 and Registration Statement Nos. 333-126161, 333-150053, 333-183321 and 333-206161 on Form S-8 of TreeHouse Foods, Inc. of our report dated January 13, 2016, with respect to the combined balance sheets of the Private Brands Business, a subsidiary of ConAgra Foods, Inc., as of May 31, 2015 and May 25, 2014, and the related combined statements of operations, comprehensive income (loss), invested equity, and cash flows for fiscal years then ended and for the four month period ended May 26, 2013 included herein.

/s/ KPMG LLP

Omaha, Nebraska
January 19, 2016